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                                                                    Exhibit 99.1
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               Pinnacle Entertainment Receives Acquisition Offer
                          From Harveys Casino Resorts

April 18, 2000 Shareholders Meeting Postponed

GLENDALE, Calif., March 8 /PRNewswire/ -- Pinnacle Entertainment, Inc. (NYSE:
PNK -- news; formerly known as Hollywood Park, Inc.) announced today that it had
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received a proposal pursuant to which Harveys Casino Resorts would acquire all of the outstanding shares of common stock of Pinnacle Entertainment for cash at $25 per fully diluted share. The proposal is subject to, among other things, the execution of a definitive agreement containing the customary terms and conditions, including regulatory approval, and the agreement of Pinnacle Entertainment's senior management to retain an equity interest in the combined company. Pinnacle Entertainment's board of directors, excluding management members, will be evaluating the proposal and has agreed to negotiate on an exclusive basis through the end of March 2000. Harveys Casino Resorts is majority owned by Colony Capital, a private investment firm.

In connection with the above announcement, the Company has postponed its upcoming shareholders meeting previously announced for April 18, 2000. The Company anticipates it will set a new date for the shareholders meeting in the next few weeks.

Pinnacle Entertainment is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, two of which are the subject of pending sale transaction. Pinnacle Entertainment receives lease income from two card club casinos, both in the Los Angeles metropolitan area; and owns and operates the Turf Paradise horse racing facility in Arizona that is the subject of a pending sale transaction. The company is also constructing the Belterra Resort and Casino, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati.

 . (The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company, including statements related to the completion of the sale of Pinnacle Entertainment to Harveys Casino Resorts. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, the failure of either Pinnacle Entertainment or Harveys Casino Resorts to fulfill the conditions necessary to complete the transaction, as well as other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange
   Commission. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the Company's other filings with the SEC.) For more information on Pinnacle Entertainment, Inc. via facsimile at no cost, call 1-800-PRO-INFO and dial company code PNK.